UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2024

ZAI LAB LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	001-38205	98-1144595
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4560 Jinke Road Bldg. 1, Fourth Floor, Pudong Shanghai, China		201210

314 Main Street 4th Floor, Suite 100 Cambridge, MA, USA		02142
(Address of principal executive offices)		(Zip Code)

+86 21 6163 2588

+1 857 706 2604

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 10 Ordinary Shares, par value $0.000006 per share	ZLAB	The Nasdaq Global Market
Ordinary Shares, par value $0.000006 per share*	9688	The Stock Exchange of Hong Kong Limited

*

Included in connection with the registration of the American Depositary Shares with the Securities and Exchange Commission. The ordinary shares are not registered or listed for trading in the United States but are listed for trading on The Stock Exchange of Hong Kong Limited.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 14, 2024, Zai Lab Limited (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs (Asia) L.L.C., Jefferies LLC and Leerink Partners LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the underwritten public offering of 7,843,137 American depositary shares of the Company (“ADSs”), each representing ten ordinary shares of the Company with a par value of $0.000006 per share, at a public offering price of US$25.50 per ADS (the “Offering”). All of the ADSs are being sold by the Company. In addition, the Company granted to the Underwriters a 30-day option (the “Option”) to purchase up to an additional 1,176,470 ADSs sold in the public offering at the public offering price, less underwriting discounts and commissions.

The Company expects to receive net proceeds from the Offering of approximately $189 million, excluding proceeds from any exercise of the Option by the Underwriters, after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from this offering for general corporate purposes.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3ASR (File No. 333-278843), which was previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and automatically became effective on April 19, 2024. The final prospectus supplement dated November 15, 2024 relating to and describing the terms of the Offering was filed with the SEC on November 14, 2024. The closing of the Offering is expected to take place on or about November 18, 2024 on a “T+2” basis, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and termination provisions.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Travers Thorp Alberga, counsel to the Company, has issued an opinion to the Company, dated November 15, 2024, regarding the ADSs to be sold in the Offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K, including the exhibits hereto, shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, which is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Item 8.01.	Other Events.

On November 14, 2024, the Company announced the pricing of the Offering. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 14, 2024, by and among the Company and the Underwriters

5.1	Opinion of Travers Thorp Alberga

23.1	Consent of Travers Thorp Alberga (included in Exhibit 5.1 above)

99.1	Pricing Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAI LAB LIMITED

Dated: November 15, 2024	By:	/s/ Joshua Smiley
Joshua Smiley
President and Chief Operating Officer